Exhibit 15.1

Generation Income Properties, Inc.
Announces Restructuring of $12.8M of Debt

For Immediate Release

Tampa, FL, – March 26, 2021 - Generation Income Properties, Inc. (the “Company”) announced on March 26, 2021, that it had restructured two loans totaling approximately $12.8 million, including a $7.5 million loan secured by our General Services Administration (GSA) & Maersk occupied property and a $5.3 million loan secured by our PRA Group Inc. (NASDAQ: PRAA) occupied property both located in Norfolk, VA. The interest rate on the loans provided by Bayport Credit Union based in Virginia Beach, VA were reduced by seventy-five basis points from 4.25% to 3.5% respectively, resulting in savings of approximately $66K annually.

Emily Hewland, Director of Acquisitions, noted, “We are pleased to be able to take advantage of the low interest rate environment created over the last twelve months to help further stabilize our future returns from these two properties. This transaction highlights the relational value of our company to foster strong, long-term relationships with our debt providers and provide continued confidence in our company as well as the assets secured by the loans”.

Company Contact:

Generation Income Properties Inc.

ir@gipreit.com

Tel (813) 448-1234

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused primarily on freestanding, single-tenant commercial retail, office and industrial net lease properties located mostly in major United States cities.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

Forward-Looking Statements:

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, GIPREIT.COM financial condition, and results of operations. Some of these risks and uncertainties are identified in the company’s most recent Annual Report on Form 1-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.